Exhibit 5.1

Our ref SQG/826616-000001/87614798v3

Decent Holding Inc.

Suite #4-210, Governor's Square 23 Lime Tree Bay Avenue

PO Box 32311

Grand Cayman KY1-1209 Cayman Islands

2 October 2026

Dear Sirs

Decent Holding Inc.

We have acted as Cayman Islands legal advisers to Decent Holding Inc. (the "Company") in connection with the Company’s prospectus supplement (the “Prospectus Supplement”) filed with its registration statement on Form F-3 (File No. 333-295313), including all amendments or supplements thereto (and the Prospectus Supplement, being collectively referred to herein as the "Registration Statement"), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 24 April 2026 relating to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$200,000,000 of certain securities. The Prospectus Supplement is related to the offering and sale of 822,828 Class A ordinary shares of the Company (the "Class A Ordinary Shares") of a par value of US$0.0025 each (the “Sale Shares”) or in lieu thereof, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 822,828 Class A Ordinary Shares (the “Pre-Funded Warrant Shares”, together with the Sale Shares, the "Shares") in accordance with the securities purchase agreement to be entered into between the Company and the purchasers named therein (the "Securities Purchase Agreement").

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 6 January 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fourth amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 14 July 2026 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 2 October 2026 (the "Board Resolutions").

1.4	A certificate of good standing dated 18 September 2026, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.6	The Registration Statement.

1.7	A draft form of the Securities Purchase Agreement.

1.8	A draft form of the Pre-Funded Warrants (the "Pre-Funded Warrant Document", together with the Securities Purchase Agreement, the "Transaction Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in The City of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Class A Ordinary Shares in its authorized share capital to enable the Company to issue the Class A Ordinary Shares and the Warrant Shares upon exercise of the Warrants.

2.7	The Company will receive money or money's worth in consideration for the issue of the Class A Ordinary Shares, and none of such Class A Ordinary Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At the time of the exercise of the Pre-Funded Warrants into Pre-Funded Warrant Shares in accordance with the terms and provisions of the Pre-Funded Warrants (the "Exercise"):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) of the Cayman Islands (the "Companies Act") will not have changed in such way as to materially impact the issue of such Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A Ordinary Shares, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, as applicable, the then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Pre-Funded Warrant Share to be issued upon the Exercise will not be less than the par value of such Pre-Funded Warrant Share;

(e)	the terms and provisions of the Pre-Funded Warrants, as applicable, relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The issue of the Class A Ordinary Shares and the Pre-Funded Warrants under the Transaction Documents will be of commercial benefit to the Company.
2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Ordinary Shares or the Pre-Funded Warrants.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,500,000 divided into 1,000,000,000 shares of a par value of US$0.0025 each, comprising of (i) 900,000,000 Class A Ordinary Shares of a par value of US$0.0025 each, and (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0025 each.

3.3	The issue and allotment of the Class A Ordinary Shares (including the issue and allotment of the Class A Ordinary Shares upon the exercise of the Pre-Funded Warrants in accordance with the Pre-Funded Warrant Document) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement (including the issue and allotment of the Class A Ordinary Shares upon the exercise of the Pre-Funded Warrants in accordance with the Pre-Funded Warrant Document), the Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, once the Transaction Documents have been executed and delivered by any director or officer of the Company, the Transaction Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Cayman Islands Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) ("BOT Act").

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

4.4	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.5	Under the Companies Act (As Revised), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforcement of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples an Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate